September 26, 2012

Press Release

China Energy Corporation Appoints New Director

(Hohhot, China) China Energy Corporation (OTCBB: CHGY) announced that on September 21, 2012, during a special meeting of the Board of Directors, Ms. Shiwen Zhou was appointed to the Company’s Board of Directors to serve as a director for a term expiring at the next annual meeting of shareholders. As an associate professor of law at the School of Law of South China University of Technology located in Guangzhou China, Ms. Zhou teaches Intellectual Property Law and other commercial law subjects. Before Ms. Zhou started teaching at the School of Law in 2004, she was an attorney at a Guangdong law firm where she handled foreign economic, business, civil, maritime and intellectual property law matters. During that time, Ms. Zhou also acted as an expert consultant to private companies for legal and intellectual property matters. Before her private practice, Ms. Zhou had been a judge at the High People’s Court of Guangdong Province from 1987 to 2000.

Ms. Zhou is experienced with corporate governance, general business affairs and foreign trade matters. She fills a non-employee director vacancy on the Board that was created when Mr. Tieming Ge resigned as a director in July 2012.

About the Company

China Energy Corporation is a producer and processor of raw coal and a provider of heating and electricity services in the Inner Mongolia Autonomous Region of the P.R. China. The Company also buys and sells coal as part of its expanding proprietary coal trading activities.

Contact:

Yi Lan, Executive Assistant

China Energy Corporation

No. 57 Xinhua East Street

Hohhot, Inner Mongolia, People’s Republic of China

Tel: 86-471-466-8870